Filed Pursuant to Rule 433
Dated May 13, 2015
Registration Statement No. 333-196003

3M Company
Medium-Term Notes, Series F
€650,000,000 Floating Rate Notes due 2020
€600,000,000 0.950% Notes due 2023

€500,000,000 1.750% Notes due 2030

Summary of Terms

Floating Rate Notes due 2020

Issuer:	3M Company

Expected Ratings*:	Aa3 (Negative) / AA- (Stable) (Moody’s / S&P)

Security Description:	SEC-Registered 5-year Floating Rate Notes

Principal Amount:	€650,000,000

Trade Date:	May 13, 2015

Settlement Date:	May 20, 2015 (T+5)

Maturity Date:	May 15, 2020

Interest Payment Dates:	Payable quarterly on the 15th day of February, May, August and November, beginning August 15, 2015

Interest Reset Dates:	The 15th day of February, May, August and November, beginning August 15, 2015

Interest Reset Period:	Quarterly

Day Count Convention:	Actual/360

Base Rate:	EURIBOR

Spread:	Plus 0.230%

Index Maturity:	3 months

Initial Interest Rate:	Base Rate plus 0.230% (to be determined by the Paying and Calculation Agent on the second banking day prior to the Settlement Date)

Minimum Interest Rate:	0.000% per annum

Initial Base Rate:	3-month EURIBOR in effect on May 18, 2015

Initial Interest Reset Date:	August 15, 2015

Price to Public:	100.000%

Gross Proceeds:	€650,000,000

Currency of Payment:	Euro

Payment of Additional Interest:	Yes, as provided in the preliminary pricing supplement dated May 13, 2015 (the “Preliminary Pricing Supplement”).

Redemption for Tax Reasons:	Yes, as provided in the Preliminary Pricing Supplement.

Listing:	The Issuer intends to apply to list the notes on the NYSE.

Paying and Calculation Agent:	The Bank of New York Mellon, London Branch

Minimum Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

CUSIP/ISIN/Common Code:	88579Y AL5/ XS1234366448/ 123436644

Joint Book-Running Managers:	Barclays Bank PLC Citigroup Global Markets Limited Deutsche Bank AG, London Branch

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating.  The rating is subject to revision or withdrawal at any time.

0.950% Notes due 2023

Issuer:	3M Company

Expected Ratings*:	Aa3 (Negative) / AA- (Stable) (Moody’s / S&P)

Security Description:	SEC-Registered 8-year Fixed Rate Notes

Principal Amount:	€600,000,000

Trade Date:	May 13, 2015

Settlement Date:	May 20, 2015 (T+5)

Maturity Date:	May 15, 2023

Coupon:	0.950% per annum

Interest Payment Dates:	Payable annually on the 15th day of May, beginning May 15, 2016

Day Count Convention:	Actual/Actual (ICMA)

Benchmark Government Security:	DBR 1.500% due May 15, 2023

Benchmark Government Security Yield:	0.483%

Re-offer Spread to Benchmark:	+ 65.5 bps

Re-offer Yield:	1.138%

Mid-Swap Yield:	0.768%

Spread to Mid-Swap Yield:	+ 37 bps

Price to Public:	98.573%

Gross Proceeds:	€591,438,000

Currency of Payment:	Euro

Payment of Additional Interest:	Yes, as provided in the preliminary pricing supplement dated May 13, 2015 (the “Preliminary Pricing Supplement”).

Optional Redemption Provision:

Yes, as provided in the Preliminary Pricing Supplement except that the  redemption price will equal  the greater of (i) 100% of the principal amount of the notes to be redeemed or (ii) as determined by the Quotation Agent (as defined in the Preliminary Pricing Supplement), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on an annual basis  at the Reference Dealer Rate (as defined in the Preliminary Pricing Supplement) plus 10 basis points, plus in each case, accrued interest thereon to the date of redemption.

Redemption for Tax Reasons:	Yes, as provided in the Preliminary Pricing Supplement.

Listing:	The Issuer intends to apply to list the notes on the NYSE.

Minimum Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

CUSIP/ISIN/Common Code:	88579Y AM3/ XS1234370127 / 123437012

Joint Book-Running Managers:	Barclays Bank PLC Citigroup Global Markets Limited Deutsche Bank AG, London Branch

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating.  The rating is subject to revision or withdrawal at any time.

1.750% Notes due 2030

Issuer:	3M Company

Expected Ratings*:	Aa3 (Negative) / AA- (Stable) (Moody’s / S&P)

Security Description:	SEC-Registered 15-year Fixed Rate Notes

Principal Amount:	€500,000,000

Trade Date:	May 13, 2015

Settlement Date:	May 20, 2015 (T+5)

Maturity Date:	May 15, 2030

Coupon:	1.750% per annum

Interest Payment Dates:	Payable annually on the 15th day of May, beginning May 15, 2016

Day Count Convention:	Actual/Actual (ICMA)

Benchmark Government Security:	DBR 4.750% due July 4, 2028

Benchmark Government Security Yield:	0.899%

Re-offer Spread to Benchmark:	+ 99.8 bps

Re-offer Yield:	1.897%

Mid-Swap Yield:	1.227%

Spread to Mid-Swap Yield:	+ 67 bps

Price to Public:	98.098%

Gross Proceeds:	€490,490,000

Currency of Payment:	Euro

Payment of Additional Interest:	Yes, as provided in the preliminary pricing supplement dated May 13, 2015 (the “Preliminary Pricing Supplement”).

Optional Redemption Provision:

Yes, as provided in the Preliminary Pricing Supplement except that the redemption price will equal the greater of (i) 100% of the principal amount of the notes to be redeemed or (ii) as determined by the Quotation Agent (as defined in the Preliminary Pricing Supplement), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on an annual basis at the Reference Dealer Rate (as defined in the Preliminary Pricing Supplement) plus 15 basis points, plus in each case, accrued interest thereon to the date of redemption.

Redemption for Tax Reasons:	Yes, as provided in the Preliminary Pricing Supplement.

Listing:	The Issuer intends to apply to list the notes on the NYSE.

Minimum Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

CUSIP/ISIN/Common Code:	88579Y AN1/ XS1234373733 / 123437373

Joint Book-Running Managers:	Barclays Bank PLC Citigroup Global Markets Limited Deutsche Bank AG, London Branch

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating.  The rating is subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC toll-free at +1-888-603-5847, Citigroup Global Markets Limited toll-free at +1-800-831-9146 or Deutsche Bank AG, London Branch toll-free at +1-800-503-4611.